Exhibit 3.3

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement, dated as of January 22, 2019 (this “Agreement”), is entered into by and among Innovega Inc., a Delaware corporation (the “Company”), each person or entity listed on the schedule of investors attached as Schedule I hereto (each, an “Investor” and collectively, the “Investors”), as such Schedule I may be amended in accordance with Section 4 hereof.

AGREEMENT

NOW THEREFORE, in consideration of the representations, warranties and conditions set forth below, the parties hereto, intending to be legally bound, agree as follows:

1. The Notes.

(a) Issuance of Notes. Subject to all of the terms and conditions hereof, the Company hereby agrees to issue and sell to each Investor, and each Investor hereby purchases, a convertible promissory note executed and delivered to such Investor by the Company of even date herewith in substantially the form attached hereto as Exhibit A (the “Note”) in the principal amount set forth opposite each Investor’s name on Schedule I (the “Purchase Price”). The aggregate principal amount for all Notes issued hereunder shall not exceed $5,000,000.00. Section 4(a) of all Notes issued pursuant to this Agreement shall be the same and no other section of such Note shall vary such terms.

(b) Delivery. The initial sale and purchase of Notes shall take place at a closing (the “Initial Closing”) to be held at such place and time as the Company and the Investors participating in such Closing may determine (the “Initial Closing Date”). At the Closing, the Company will deliver to each of the Investors the Note to be purchased by such Investor, against receipt by the Company of the corresponding Purchase Price set forth on Schedule I. The Company may conduct one or more additional closings occurring within 180 days of the Initial Closing (each, an “Additional Closing” and along with the Initial Closing, a “Closing” hereunder) to be held at such place and time as the Company and the Investors participating in such Additional Closing may determine, without the consent of Investors participating in the Initial Closing (each, an “Additional Closing Date” and along with the Initial Closing Date, a “Closing Date” hereunder). At each Additional Closing, the Company will deliver to each of the Investors participating in such Additional Closing the Note to be purchased by such Investor, against receipt by the Company of the corresponding Purchase Price from such Investor. Each of the Notes will be registered in such Investor’s name in the Company’s records.

(c) Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Note.

2. Representations and Warranties of the Company. Except as set forth in the disclosure schedule attached hereto as Schedule II delivered to each Investor participating in the Initial Closing or any update thereto delivered to the Investors participating in an Additional Closing (the “Disclosure Schedule”), the Company represents and warrants to each Investor purchasing a Note, as of the date of such Closing, as follows:

(a) Due Incorporation, Qualification, etc. The Company: (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to materially and adversely affect the Company.

(b) Authority. The execution, delivery and performance by the Company of this Agreement and the Note and the consummation of the transactions contemplated hereby and thereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary corporate action on the part of the Company.

(c) Enforceability. Each of this Agreement and the Note has been, or will be, duly executed and delivered by the Company and constitutes, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Non-Contravention. The Company is not in violation of, and will not be, by virtue of entering into and performing its obligations pursuant to the Transaction Documents, in violation of any material term of the Company’s Certificate of Incorporation or Bylaws (together, the “Charter Documents”), or in any material respect of any provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, and to its knowledge the Company is not in violation of any order, statute, rule or regulation applicable to the Company where such violation would materially and adversely affect the Company.

(e) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement and the Note by the Company and the performance and consummation of the transactions contemplated hereby and thereby, except qualification or registration (or taking such action as may be necessary to secure an exemption from qualification or registration) of the offer and sale of the Note pursuant to applicable federal and state securities laws and Blue Sky laws.

(f) No other Debt. Except as set forth in Section 2(g) of the Disclosure Schedule, if any, delivered at a Closing and items of indebtedness not exceeding $2,000 individually or $10,000 in the aggregate, the Company has no other outstanding indebtedness for borrowed money other than pursuant to this Agreement.

3. Representations and Warranties of Investor. Each Investor purchasing a Note at a Closing represents and warrants to the Company, as of the applicable Closing Date, as follows:

(a) Binding Obligation. Investor has full legal capacity, power and authority to execute and deliver this Agreement and the Note and to perform its obligations pursuant to this Agreement and the Note. This Agreement and the Note are valid and binding obligations of Investor, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) Securities Law Compliance.

(i) Investor has been advised that the Note and the securities issuable upon conversion thereof have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Investor is aware that the Company is under no obligation to affect any such registration with respect to the Note or the underlying securities or to file for or comply with any exemption from registration.

(ii) Investor has not been formed solely for the purpose of making this investment and is purchasing the Note and the securities issuable upon conversion thereof for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof.

(iii) Investor is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act.

(iv) Investor has such knowledge and experience in financial and business matters that Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Investor recognizes that the investment in the Note involves a high degree of risk. Investor understands and acknowledges that there can be no assurance that the Company will be able to meet its projected goals and that the Company will need significant additional capital to be successful, which capital may not be available readily.

(v) For purposes of the application of state securities laws, Investor represents that his, her or its domicile is set forth opposite such Investor’s name on Schedule I hereto.

4. Miscellaneous.

(a) Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and a Majority in Interest of Investors; provided however, that no such amendment, waiver or consent shall: (i) reduce the principal amount of any Note without the affected Investor’s written consent, or (ii) reduce the rate of interest of any Note without the affected Investor’s written consent; Any amendment or waiver effected in accordance with this paragraph shall be binding upon all of the parties hereto. Notwithstanding the foregoing, this Agreement may be amended to add a party as an Investor hereunder in connection with Additional Closings without the consent of any other Investor, by delivery to the Company of a counterparty signature page to this Agreement, together with a supplement to Schedule I hereto. Such amendment shall take effect at the Additional Closing and such party shall thereafter be deemed an “Investor” for all purposes hereunder and Schedule I hereto shall be updated to reflect the addition of such Investor.

(b) Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the state of Washington, without regard to the conflicts of law provisions of the state of Washington or of any other state.

(c) Successors and Assigns. The rights and obligations of the Company and the Investors shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(d) Assignment by the Company. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of a Majority in Interest of Investors.

(e) Entire Agreement. This Agreement and the Notes constitute and contain the entire agreement among the Company and the Investors and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(f) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party as follows:

(i) if to an Investor, at the address set forth opposite the Investor’s name on Schedule I hereto or at such other address as such Investor shall have furnished to the Company in writing.

(ii) if to the Company, at:

Innovega Inc.

11900 NE 1st St., Ste. 300

Bellevue, WA 98005 Attention: Stephen Willey

or at such other address or facsimile number as a party hereto shall have furnished to the Investors in writing.

(iii) All such notices and communications will be deemed effectively received upon the earlier of (1) when actually received, (2) when delivered personally, (3) three business days after being delivered by facsimile (with receipt of appropriate confirmation) or (4) three business days after being deposited with an overnight courier service of recognized standing.

(g) Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

(i) Enforceability of Oral Agreements. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

(j) Covenant with Respect to Improved Loan Terms. If, prior to the Maturity Date or conversion of this Note, the Company proposes to sell and issue to one or more investors debt securities in the aggregate principal amount of at least $500,000 which by their terms are convertible into equity or equity linked securities of the Company (“Convertible Debt Securities”) and with an interest rate in excess of 8.0% per annum (the “Improved Interest Rate”) and/or terms of conversion into equity or equity linked series of the Company that are more favorable than the terms set forth in the Notes issued pursuant to this Agreement (the “Improved Conversion Terms”), then the Company shall either (i) obtain the prior written approval of a Majority in Interest of the Investors for such issuance of Convertible Debt Securities or (ii) take whatever steps the Company deems necessary to provide each Investor who purchased one or more Notes hereunder having an aggregate principal amount of at least $500,000 with the benefits of the Improved Interest Rate and/or the Improved Conversion Terms.

(Signature Page Follows)

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

INNOVEGA INC.,
a Delaware corporation

By:
Name:	Stephen Willey
Title:	President and Chief Executive Officer

[Signature Page to Note Purchase Agreement]

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

INVESTOR:

NAME OF COMPANY OR PRINCIPAL

By:
Name:
Title:

[Signature Page to Note Purchase Agreement]

SCHEDULE I

SCHEDULE OF INVESTORS

Initial Closing

January 22, 2019

Name and Address	Note Amount

SCHEDULE II

DISCLOSURE SCHEDULE

This Disclosure Schedule is made and given pursuant to Section 2 of the Note Purchase Agreement, dated as of December 31, 2018 (the “Agreement”) by and among Innovega Inc. (the “Company”) and the Investors solely in connection with the Initial Closing. This Disclosure Schedule shall be interpreted and applied as part of the Agreement solely in connection with the Initial Closing and shall not be deemed to modify the representations and warranties of the Company made in any other Closing. All capitalized terms used but not defined herein shall have the meanings as defined in the Agreement, unless otherwise provided. The section numbers below correspond to the section numbers of the representations and warranties in the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would be appropriate.

Nothing in this Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant. Inclusion of any item in this Disclosure Schedule (1) does not represent a determination that such item is material or establish a standard of materiality, (2) does not represent a determination that such item did not arise in the ordinary course of business, (3) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties, and (4) shall not constitute, or be deemed to be, an admission to any third party concerning such item.

2(g).* TO BE REVISED ON DATE OF EACH INVESTMENT

Note to BH Financial, LLC, dated December 1, 2018, in the original principal amount of $100,000, plus accrued interest.

Deferred compensation to the Company’s management: Current obligation in the aggregate amount of $434,408; Long-term obligation in the aggregate amount of $772,907 - as of November 30, 2018.

Accrued compensation time hours having a value of $259,341 as of November 30, 2018 that members of the Company’s staff (i.e., employees other than executive officers) may take off at a future date as paid time off.

Accrued vacation having a value of $30,551 as of November 30, 2018. 401(k) Plan contributions in the amount of $8,699 as of November 30, 2018.

*Items of indebtedness are subject to adjustment following completion of audit.

Exhibit A

Form of Convertible Promissory Note